EXHIBIT 10.1

PEREGRINE INDUSTRIES, INC.,

MACE CORPORATION,

&

MACE MERGERCORP

SHARE EXCHANGE & MERGER AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made this 30th day of July 2021, by and among Peregrine Industries, Inc., a Florida corporation (“PGID”), Mace Merger Sub, a special purpose Florida corporation established for the purpose of effecting a reverse triangular merger with PGID, the Company and the Selling Shareholders (“Merger Sub”), Mace Corporation, a Nevada company (the “Company”) and the shareholders of the Company as set forth on Exhibit A attached hereto (collectively, the “Selling Shareholders”), on the other hand.

BACKGROUND

A. The respective Boards of Directors of PGID and the Company have determined that an acquisition of 100% of the Company’s outstanding shares by PGID through a reverse triangular merger with the Company and the Selling Shareholders (the “Exchange”), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective shareholders, and such Boards of Directors, along with the Selling Shareholders, have approved such Exchange, pursuant to which one hundred percent (100%) of the shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time (as defined in Section 1.04) and all securities convertible or exchangeable into capital stock of the Company (collectively the “Shares”) will be exchanged (including by reservation for future issuances) for the right to receive 250,000,000 common shares of stock of PGID, which will represent ninety two (92%) of the outstanding shares of PGID, which represent and control ninety two percent (92%) of the voting power of PGID (the “Exchange Shares”). Concurrently, as a contribution to the Company the PGID officers and directors will return, to the PGID treasury, the 22,477,843 which they now own.

B. At the Closing, the Selling Shareholders will merge the Company into Merger Sub, which will then dissolve by operation of law, the Company will become a 100%-owned subsidiary of PGID and the Selling Shareholders’ ownership interest in PGID, as represented by the Exchange Shares, shall represent approximately 92% of the issued and outstanding shares of PGID, including, without limitation, in respect of any shares of PGID preferred stock that have been issued or reserved for future issuance or into which any options, warrants, securities, instruments or other rights of any nature are convertible.

C. PGID, the Company and the Selling Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Exchange and also to prescribe various conditions to the Exchange.

D. For federal income tax purposes, the parties intend that the Exchange shall qualify as reorganization under the provisions of Section 368(a) (1) (B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE EXCHANGE

1.01 Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Florida Business Corporations Act (“FBCA”), at the Closing (as hereinafter defined), the parties shall do the following:

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(a) The Selling Shareholders will sell, convey, assign, and transfer the Shares to PGID by delivering to PGID stock certificates issued in the name of the Company (MACE Corporation) evidencing the Shares (the “Share Certificates”). The Shares transferred to PGID at the Closing shall constitute 100% of the issued and outstanding common stock of the Company.

(b) As consideration for its acquisition of the Shares, PGID shall issue the Exchange Shares to the Selling Shareholders by delivering share certificates to the Selling Shareholders registered in the name of the Selling Shareholders, or their nominees, evidencing the Exchange Shares (the “Exchange Shares Certificates”) in such amounts attributable to the Selling Shareholders as set forth on Exhibit A hereto. The Exchange Shares shall equal no less than 92% of the outstanding shares of PGID’s stock, including, without limitation, in respect of any shares of PGID stock that are issued or have been reserved for future issuance or into which any options, warrants, securities, instruments or other rights of any nature are convertible.

(c) For federal income tax purposes, the Exchange is intended to constitute a “reorganization” within the meaning of Section 368 of the Code, and the parties shall report the transactions contemplated by this Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. None of PGID, the Company or the Selling Shareholders has taken or failed to take, and after the Effective Time (as defined below), PGID shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

1.02 Effect of the Exchange. The Exchange shall have the effects set forth in the applicable provisions of the FBCA.

1.03 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IV, the closing of the Exchange (the “Closing”) will take place at 10:00 a.m. New York Time on the business day within three (3) business days of satisfaction of the conditions set forth in Article IV (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article IV) (the “Closing Date”).

1.04 Effective Time of Exchange. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV, the parties shall make all filings or recordings required under the FBCA. The Exchange shall become effective at such time as is permissible in accordance with the FBCA (the time the Exchange becomes effective being the “Effective Time”). PGID and the Company shall use reasonable efforts to have the Closing Date and the Effective Time to be the same day.

1.05 Director/Officers. On or before the Closing Date, PGID shall cause the appointment of the individuals set forth on Schedule 1.05 to be the officers and directors of PGID and shall cause the concurrent resignation of the officers of PGID as set forth on Schedule 1.05. The Selling Shareholders shall have the right to nominate one director to the board of PGID by sending written notice to PGID. In such case, PGID shall be required to appoint the Selling Shareholders’ nominee within 10 business days of receipt of written notice.

1.06 Exchange Reversal. (a) Notwithstanding anything else to the contrary herein, but subject to the following terms and conditions of this Section 1.06, each party to this agreement agrees that in the event that the Company fails to (i) file its quarterly and annual reports on forms 10-Q and 10-K (the “Reports”) in a timely manner for the 14-month period following the date hereof or (ii) the rights to own and use the aMACEing Products (as defined below) is terminated during the 14-month period following the date hereof, the transactions contemplated by this Agreement may be reversed and will lose all force and effect. For the avoidance of doubt, it is agreed that so long as the Company files a Rule 12b-25 notice of extension and then files the relevant Report within the time period prescribed by Rule 12b-25 for such Report, that particular Report will be deemed to be filed in a timely manner.

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(b) In the event of (i) or (ii) from the first sentence of this Section 1.06 occurring or being reasonably likely to occur, the Company will provide prompt written notice thereof to Company and / or PGID CEO. In such case, PGID CEO shall, subject to sub-paragraph (c) of this Section 1.06 below, have the right to send a written notice of reversal of the transactions contemplated by this Agreement to the Company and/or MACE CEO or CFO (emails sent to the last address known to PGID CEO will be sufficient to constitute notice). In such case, the Company appoints Miaohong Hanson, acting on her own, as its attorney-in-fact to enter into any agreements and to take any actions that may be helpful or necessary to unwind and reverse the transactions contemplated by this Agreement. In this connection and for the avoidance of doubt, it is agreed that Miaohong Hanson has all corporate power and authority required to accomplish the foregoing.

(c) In the event that the Company is unable to file a Report or cure a material breach of the use and ownership of the aMACEing Products due to lack of funds, PGID is hereby granted an option to advance the funds to make any required payments to file the relevant Report(s) or cure a breach of the aMACEing Products to the Company in exchange for the issuance and delivery of a convertible note for the amount of the funds so advanced.

(d) Notwithstanding anything else to the contrary in this Agreement, this Section 1.06 shall no longer have any force or effect on the date that is 14 months from the date hereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered by the Company to PGID at the time of execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to PGID as follows:

(a) Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 6.02).

(b) Subsidiaries. The Company does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

(c) Capital Structure. The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of capital stock reserved for issuance under the Company’s various option and incentive plans is specified on Schedule 2.01(c). Except as set forth in Schedule 2.01(c), no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. Except as set forth in Schedule 2.01(c), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which they are bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company. There are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company common stock or other securities under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

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(d) Corporate Authority; Non contravention. The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company and the Selling Shareholders, as applicable, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Company’s certificate of incorporation, memorandum of association, articles of association, bylaws or other organizational or charter documents of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

(e) Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any court, administrative agency or commission, or other federal, state or local government or other governmental authority, agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act or the Exchange Act.

(f) (i) As of July 30, 2021, the date of this Agreement, the aMACEing Products owned and controlled by the Company (the “AMACEing Products”) (the “AMACEing Products Date”), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operation or prospects, of the Company except in the ordinary course of business.

(ii) Since the AMACEing Products Date, the Company has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective), nor has the Company, except as disclosed in writing to PGID, issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of the Company and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock of any other security of the Company or has incurred or agreed to incur any indebtedness for borrowed money.

(g) Absence of Certain Changes or Events. Since the AMACEing Products Date, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(i) material adverse change with respect to the Company;

(ii) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;

(iii) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices and as disclosed to PGID in writing;

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(iv) creation or other incurrence by the Company of any lien on any asset other than in the ordinary course consistent with past practices;

(v) transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(vi) labor dispute, other than routine, individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(vii) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(viii) write-offs or write-downs of any assets of the Company;

(ix) creation, termination or amendment of, or waiver of any right under, any material contract of the Company;

(x) damage, destruction or loss having, or reasonably expected to have, a material adverse effect on the Company;

(xi) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; or

(xii) agreement or commitment to do any of the foregoing.

(h) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

(i) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

(ii) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Company.

(iii) The conduct of the business of the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

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(j) Benefit Plans. The Company is not a party to any Benefit Plan under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company. As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, stock ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, severance pay, termination, salary continuation, or employee assistance plan.

(k) Certain Employee Payments. The Company is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(l) Properties & Tangible Assets.

(i) The Company has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases of which the Company is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(ii) The Company has good and marketable title to, or in the case of leased property, a valid leasehold interest in, the office space, computers, equipment and other material tangible assets which are material to its business. Each such tangible asset is in all material respects in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used, and, except as to leased assets, free and clear of any and all security interests. The Company does not have any knowledge of any dispute or claim made by any other person concerning such right, title and interest in such tangible assets.

(m) Intellectual Property.

(i) As used in this Agreement, “Intellectual Property” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including, but not limited to the following: (a) service marks, trademarks, trade names, trade dress, logos and corporate names (and any derivations, modifications or adaptations thereof), Internet domain names and Internet websites (and content thereof), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (b) patents and patent applications, including all continuations, divisional, continuations-in-part and Provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (c) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (d) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (e) Technology. For purposes of this Agreement, “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein. Further, for purposes of this Agreement, “Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

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(ii) Schedule 2.01(m) sets forth a list and description of the Intellectual Property required for the Company to operate, or used or held for use by the Company, in the operation of its business, including, but not limited to (a) all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights of the Company and the record owner, registration or application date, serial or registration number, and jurisdiction of such registration or application of each such item of Intellectual Property, (b) all Software developed by or for the Company and (c) any Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in clause (b) above (except for commercially available software and so-called “shrink wrap” software licensed to the Company on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000).

(iii) To the best of the Company’s knowledge, the Company has a valid and enforceable right to use all Intellectual Property listed for the Company in Schedule 2.01(m) (and any other Intellectual Property required to be listed in Schedule 2.01(m)) as the same are used, sold, licensed and otherwise commercially exploited by the Company and no such Intellectual Property has been abandoned. The Intellectual Property owned by the Company and the Intellectual Property licensed to it pursuant to valid and enforceable written aMACEing Products include all of the Intellectual Property necessary and sufficient to enable the Company to conduct its business in the manner in which such business is currently being conducted. The Intellectual Property owned by the Company and its rights in and to such Intellectual Property are valid and enforceable.

(iv) The Company has not received, and is not aware of, any written or oral notice of any reasonable basis for an allegation against the Company of any infringement, misappropriation, or violation by the Company of any rights of any third party with respect to any Intellectual Property, and the Company is not aware of any reasonable basis for any claim challenging the ownership, use, validity or enforceability of any Intellectual Property owned, used or held for use by the Company. The Company does not have any knowledge that any third party is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or violated) any such Intellectual Property.

(v) The consummation of the transactions contemplated by this Agreement will not adversely affect the right of the Company to own or use any Intellectual Property owned, used or held for use by it.

(n) [reserved]

(o) Board Recommendation. The Board of Directors of the Company has unanimously determined that the terms of the Exchange are fair to and in the best interests of the Selling Shareholders of the Company and recommends that the Selling Shareholders approve the Exchange.

(p) Ownership of Stock. The Selling Shareholders own all of the issued and outstanding shares of capital stock of the Company, free and clear of all liens, claims, rights, charges, encumbrances, and security interests of whatsoever nature or type.

(q) Material Agreements

(i) Schedule 2.01(q) lists the following contracts and other agreements (“Material Agreements”) to which either the Company or the Selling Shareholders are a party: (a) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $10,000 (b) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $10,000, or under which a security interest has been imposed on any of its assets, tangible or intangible; (d) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers and managers or any of the Company’s employees; (e) any employment or independent contractor agreement providing annual compensation in excess of $10,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than 30 days’ notice; (f) any agreement with any current or former officer, director, shareholder or affiliate of the Company; (g) any agreements relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other person; (h) any agreements for the sale of any of the assets of the Company, other than in the ordinary course of business; (i) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company; (j) any royalty agreements, licenses or other agreements relating to Intellectual Property (excluding licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through aMACEing Products on reasonable terms for a license fee of no more than $10,000); and (k) any other agreement under which the consequences of a default or termination could reasonably be expected to have a material adverse effect on the Company.

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(ii) The Company has made available to PGID either an original or a correct and complete copy of each written Material Agreement. Except as set forth on Schedule 2.01(q), with respect to each Material Agreement to which the Company or the Selling Shareholders are a party thereto: (A) the agreement is the legal, valid, binding, enforceable obligation of the Company or any of the Selling Shareholders and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (B)(1) neither the Company nor the Selling Shareholders party thereto is in material breach or default thereof, (2) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; or (3) the Company has not received any notice or has any knowledge that any other party is, in default in any respect under any Material Agreement; and (C) neither the Company nor the Selling Shareholders have repudiated any material provision of the agreement.

(r) Material Agreement Defaults. The Company is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Agreements; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this section, a Material Agreement includes agreements which, if breached by the Company or the Selling Shareholders in such a manner would (i) permit any other party to cancel or terminate the same (with or without notice of passage of time), (ii) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the Company or the Selling Shareholders, or (iii) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(s) Tax Returns and Tax Payments.

(i) The Company has filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). The unpaid Taxes of the Company did not, as of the date hereof, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financial Statements (rather than in any notes thereto). Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of the Company will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company.

(ii) No material claim for unpaid Taxes has been made or become a lien against the property of the Company or is being asserted against the Company, and no extension of the statute of limitations on the assessment of any Taxes has been granted to the Company and is currently in effect.

(iii) As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

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(t) Environmental Matters. The Company is in compliance with all Environmental Laws in all material respects. The Company holds all permits and authorizations required under applicable Environmental Laws, unless the failure to hold such permits and authorizations would not have a material adverse effect on the Company, and is compliance with all terms, conditions and provisions of all such permits and authorizations in all material respects. The Company has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a material adverse effect on the Company. “Environmental Laws” means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws. “Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

(u) Accounts Receivable. All of the accounts receivable of the Company that are reflected in the Company Financial Statements or the accounting records of the Company as of the Closing Date (collectively, the “Company Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Company Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

(v) Full Disclosure. All of the representations and warranties made by the Company in this Agreement, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to PGID or its representatives by or on behalf of any of the Company or its affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

2.02 Representations and Warranties of PGID. PGID represents and warrants to the Company and the Selling Shareholders as follows:

(a) Organization, Standing and Corporate Power. PGID is duly organized under the laws of the State of Florida and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. PGID is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to PGID Shares of common stock of PGID, par value $0.0001 (“PGID Common Stock”), are quoted on the OTCQB, operated by OTC Market Group, Inc. under the symbol “PGID.”

(b) Subsidiaries. PGID does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

(c) Capital Structure of PGID. As of the date of this Agreement, the authorized capital stock of PGID consists of 1,500,000,000 shares of PGID Common Stock, $0.0001 par value, of which 23,002,063 shares of PGID Common Stock are issued and outstanding, and 10,000,000 shares of preferred stock, $0.0001 par value (“PGID Preferred Stock”), of which zero shares are issued or outstanding, and no shares of PGID Common Stock or PGID Preferred Stock are issuable upon the exercise of warrants, convertible notes, options or otherwise except as set forth in the PGID SEC Documents (as defined herein). Except as set forth above, no shares of capital stock or other equity securities of PGID are issued, reserved for issuance or outstanding. All shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens, claims, rights, charges, encumbrances, and security interests of whatsoever nature or type, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities.

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(d) Corporate Authority; Non contravention. PGID has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by PGID and the consummation by PGID of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of PGID This Agreement has been duly executed and when delivered by PGID shall constitute a valid and binding obligation of PGID, enforceable against PGID in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of PGID under, (i) its articles of incorporation, bylaws, or other charter documents of PGID (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to PGID, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to PGID, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to PGID or could not prevent, hinder or materially delay the ability of PGID to consummate the transactions contemplated by this Agreement.

(e) Government Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to PGID in connection with the execution and delivery of this Agreement by PGID, or the consummation by PGID of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the FBCA, the Securities Act or the Exchange Act.

(f) Financial Statements. The financial statements of PGID included in the reports, schedules, forms, statements and other documents filed by PGID with the Securities and Exchange Commission (“SEC”) (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “PGID SEC Documents”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of PGID as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by PGID’s independent accountants). PGID has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except those reasonable expenses accrued in the normal course of business operations. As of their respective dates or, if amended, as of the date of the last such amendment, each of the PGID SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) were complete and accurate in all material respects, and (iii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

(g) Absence of Certain Changes or Events. Except as disclosed in the PGID SEC Documents, since the date of the most recent financial statements included in the PGID SEC Documents, PGID has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

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(i) material adverse change with respect to PGID;

(ii) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of PGID to consummate the transactions contemplated by this Agreement;

(iii) incurrence, assumption or guarantee by PGID of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to the Company in writing;

(iv) creation or other incurrence by PGID of any lien on any asset other than in the ordinary course consistent with past practices;

(v) transaction or commitment made, or any contract or agreement entered into, by PGID relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by PGID of any contract or other right, in either case, material to PGID, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(vi) labor dispute, other than routine, individual grievances, or, to the knowledge of PGID, any activity or proceeding by a labor union or representative thereof to organize any employees of PGID or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(vii) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(viii) write-offs or write-downs of any assets of PGID;

(ix) creation, termination or amendment of, or waiver of any right under, any material contract of PGID;

(x) damage, destruction or loss having, or reasonably expected to have, a material adverse effect on PGID;

(xi) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to PGID; or

(xii) agreement or commitment to do any of the foregoing.

(h) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by PGID to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

(i) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of PGID, threatened against or affecting PGID or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to PGID or prevent, hinder or materially delay the ability of PGID to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PGID having, or which, insofar as reasonably could be foreseen by PGID, in the future could have, any such effect.

(ii) PGID is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to PGID

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(iii) The conduct of the business of PGID complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(j) Benefit Plans. PGID is not a party to any Benefit Plan under which PGID currently has an obligation to provide benefits to any current or former employee, officer or director of PGID.

(k) Certain Employee Payments. PGID is not a party to any employment agreement or other agreement of any nature which could result in the payment to any current, former or future director or employee of PGID of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(l) Material Agreement Defaults. PGID is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any PGID Material Agreement; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a “PGID Material Agreement” means any contract, agreement or commitment that is effective as of the Closing Date to which PGID is a party (i) with expected receipts or expenditures in excess of $100, (ii) requiring PGID to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100 or more, including guarantees of such indebtedness, or (v) which, if breached by PGID in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from PGID or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(m) Properties. PGID has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by PGID or acquired after the date thereof which are, individually or in the aggregate, material to PGID’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by PGID are held by them under valid, subsisting and enforceable leases of which PGID is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(n) Intellectual Property. PGID owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted. All of PGID’s licenses to use Software programs are current and have been paid for the appropriate number of users. To the knowledge of PGID, none of PGID’s Intellectual Property or PGID Products infringe upon the rights of any third party that may give rise to a cause of action or claim against PGID or its successors. The term “PGID Products” means any Products granting any right to use or practice any rights under any Intellectual Property (except for such agreements for off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which the Company is a party or otherwise bound.

(o) Board Determination. The Board of Directors of PGID has unanimously determined that the terms of the Exchange are fair to and in the best interests of PGID and its shareholders.

(p) Liabilities. PGID has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for $200,000 (the “Liability Cap”).

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(q) Accounts Receivable. All of the accounts receivable of PGID that are reflected in the PGID SEC Documents or the accounting records of PGID as of the Closing Date (collectively, the “PGID Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The PGID Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

(r) Environmental Matters. PGID is in compliance with all Environmental Laws in all material respects. PGID holds all permits and authorizations required under applicable Environmental Laws, unless the failure to hold such permits and authorizations would not have a material adverse effect on PGID, and is compliance with all terms, conditions and provisions of all such permits and authorizations in all material respects. PGID has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a material adverse effect on PGID There are no past, pending or threatened claims under Environmental Laws against PGID and PGID is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against PGID pursuant to Environmental Laws.

(s) Full Disclosure. All of the representations and warranties made by PGID in this Agreement, and all statements set forth in the certificates delivered by PGID at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by PGID pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to the Company or its representatives by or on behalf of PGID and the PGID Stockholders in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

2.03 Representations and Warranties of Selling Shareholders

The Selling Shareholders jointly and severally represent and warrant to PGID as follows:

(a) Ownership of the Shares. The Selling Shareholders own all of the Shares, free and clear of all liens, claims, rights, charges, encumbrances, and security interests of whatsoever nature or type, and the Selling Shareholders represent and warrant that the Shares represent the entire ownership interest of the Selling Shareholders in the Company.

(b) Power of Selling Shareholders to Execute Agreement. The Selling Shareholders have the full right, power, and authority to execute, deliver, and perform this Agreement.

ARTICLE III

ADDITIONAL AGREEMENTS AND COVENANTS

3.01 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Exchange and the other transactions contemplated by this Agreement. PGID and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Exchange.

3.02 Public Announcements. PGID, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. Each of the parties hereto agree that the initial press release or subsequent releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

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3.03 Expenses. Subject to Section 2.02(h), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

3.04 Post-Exchange Capitalization. At Closing, PGID will have no more than 1,023,002,063 shares of PGID Common Stock issued and outstanding including the Exchange Shares.

3.05 Current Report. PGID shall file a Current Report on Form 8-K with the SEC within four (4) business days of the Closing Date containing information about the Exchange (the “8-K Report”). Additionally, within seventy-one (71) days from the date that the 8-K report was required to filed, the Company shall have completed, and PGID shall have received from the Company, audited financial statements and proforma financial statements as required to be filed by PGID pursuant to the Exchange Act in an amendment to the 8-K Report.

ARTICLE IV

CONDITIONS PRECEDENT

4.01 Conditions to Each Party’s Obligation to Effect the Exchange. The obligation of each party to effect the Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Exchange shall have been issued by any court of competent jurisdiction or any other Governmental Entity having jurisdiction and shall remain in effect, and there shall not be any applicable legal requirement enacted, adopted or deemed applicable to the Exchange that makes consummation of the Exchange illegal.

(b) Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity having jurisdiction which the failure to obtain, make or occur would have a material adverse effect on PGID or the Company shall have been obtained, made or occurred.

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by the Company, PGID or any of its subsidiaries, (iii) or to dispose of or hold separate any material portion of the business or assets of the Company or PGID.

(d) Company and Selling Shareholders Approval. The Company and the Selling Shareholders shall have each adopted and approved this Agreement and the Exchange in accordance with applicable law.

(e) No Material Adverse Change. None of the events listed in Sections 2.01(g) and 2.02(g) shall have occurred or exist.

4.02 Conditions Precedent to Obligations of PGID The obligation of PGID to effect the Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Selling Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and the Company and the Selling Shareholders shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them prior to the Effective Time.

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(b) Consents. PGID shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c) Officer’s Certificate of the Company. PGID shall have received a certificate executed on behalf of the Company by an executive officer of the Company confirming that the conditions set forth in Section 4.02(a) have been satisfied.

(d) Delivery of the Share Certificate. The Company shall have delivered the Share Certificates to PGID on the Closing Date.

(e) Secretary’s Certificate of the Company. PGID shall have received a certificate, dated as of the Closing Date, from the Secretary of the Company, certifying (i) as to the incumbency and signatures of the officers of the Company, who shall execute this Agreement and documents at the Closing, and (ii) that attached thereto is a true and complete copy of (A) the articles or certificate of incorporation of the Company and all amendments thereto, (B) the bylaws of the Company and all amendments thereto, and (C) resolutions of the Board of Directors of the Company and its shareholders authorizing the execution, delivery and performance of this Agreement by the Company.

(f) Due Diligence Investigation. PGID shall be reasonably satisfied with the results of its due diligence investigation of the Company in its sole and absolute discretion.

(g) [Reserved]

4.03 Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of PGID in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and PGID shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time.

(b) Consents. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c) Officer’s Certificate of PGID The Company shall have received a certificate executed on behalf of PGID by an executive officer of PGID, confirming that the conditions set forth in Section 4.03(a) have been satisfied.

(d) Board Resolutions. The Company shall have received resolutions duly adopted by PGID’s Board of Directors approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement.

(e) Due Diligence Investigation. The Company shall be reasonably satisfied with the results of its due diligence investigation of PGID in its sole and absolute discretion.

(f) New Directors and Officers. PGID shall also have delivered to the Company letters of resignation executed by each of the PGID officers set forth on Schedule 1.05 to be effective on or before the Closing Date, and evidence of appointment of those new directors and officers set forth on Schedule 1.05.

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(g) Indemnification Agreements. PGID shall have delivered to each of its directors and officers an executed indemnification agreement in substantially the form attached hereto as Exhibit B.

ARTICLE V

INDEMNIFICATION AND RELATED MATTERS

5.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until twelve (12) months after the Effective Time (except for with respect to Taxes which shall survive for the applicable statute of limitations plus ninety (90) days, and covenants that by their terms survive for a longer period).

5.03 Notice of Indemnification. Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article V, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article V, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article V or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article V to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article V, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

ARTICLE VI

GENERAL PROVISIONS

6.01 Notices. Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth below (or at such other address for a party as shall be specified by like notice.) Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Standard Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Pacific Standard Time) on any business day, (c) on the second business day following the date of mailing, if sent by a nationally recognized overnight courier service, or (d) if by personal delivery, upon actual receipt by the party to whom such notice is required to be given.

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If to PGID:

Attention:

PGID

9171 W Flamingo Rd Ste 110

Las Vegas, NV, 89147

If to the Company:

Attention:

Mace Corporation

9171 W Flamingo Rd Ste 110

Las Vegas, NV, 89147

All Notices to the Selling Shareholders shall be sent “care of” the Company.

6.02 Definitions. For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “material adverse change” or “material adverse effect” means, when used in connection with the Company or PGID, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of PGID to the consummation of the Exchange);

(c) “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency);

(d) “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

(e) “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) that is owned directly or indirectly by such first person; and

(f) “security interest” means any mortgage, pledge, lien, encumbrance, deed of trust, lease, charge, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or any other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) statutory liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (iii) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation; and (iv) encumbrances, security deposits or reserves required by law or by any Governmental Entity.

6.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

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6.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

6.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Florida, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

6.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

6.09 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

6.10 Attorneys Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merit’s reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

6.11 Currency. All references to currency in this Agreement shall refer to the lawful currency of the United States of America.

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IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

Peregrine Industries, Inc.:

By:	/s/ Miaohong Hanson
Miaohong Hanson
President and Chief Executive Officer

Company:

Mace Corporation

By:	/s/ John Hanson
John Hanson
Chief Financial Officer

[Signature Page to Share Exchange Agreement]

COUNTERPART SIGNATURE PAGE

TO

SHARE EXCHANGE AGREEMENT

Selling Shareholder:

(MACE SHAREHOLDERS):

/s/ Miaohong Hanson
Miaohong Hanson
Title: Authorized Signatory

[Signature Page to Share Exchange Agreement]

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EXHIBIT A

List of Selling Shareholders	Exchange Shares*

(MACE SHAREHOLDERS)	1,000,000,000

*Preferred Shares that have the rights, obligations, privileges and features set forth on the certificate of designation in respect of such shares, in each case, subject to any agreements to be entered into in respect of such shares.

List of Shareholders Cancelling Shares	Shares to be Cancelled*

(PGID SHAREHOLDERS)	22,477,843

*Shares currently held by PGID control persons to be cancelled as per the Merger Agreement.

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EXHIBIT B

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of July 30, 2021, is made by and between Peregrine Industries, Inc., a Florida corporation (the “Company”), and the undersigned, who is either a director or an officer (or both) of the Company (the “Indemnitee”), with this Agreement to be deemed effective as of the date that the Indemnitee first assumed either such capacity at the Company.

RECITALS

A. The Company is aware that competent and experienced persons are reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance and indemnification, due to the exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

B. The Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as officers or directors of the Company, it is necessary for the Company contractually to indemnify certain of such persons and to assume for itself maximum liability for expenses and damages in connection with claims against such persons in connection with their service to the Company;

C. Section 607.0850 (1) of Chapter 607 of the Florida Business Corporation Act, under which the Company is organized (“Section 607.0850”), empowers the Company to indemnify by agreement its present and former officers and directors and persons who serve, at the request of the Company, as directors or officers of other corporations, partnerships, joint ventures, trusts, or other enterprises and expressly provides that the indemnification provided by Section 607.0850 is not exclusive; and

D. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or an officer of the Company free from undue concern for claims for damages arising out of or related to such services to the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions

1.1 Agent. For the purposes of this Agreement, “agent” of the Company means any person who is or was a director or an officer of the Company or a subsidiary of the Company; or is or was serving at the request of the Company or a subsidiary of the Company as a director or an officer of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise or an affiliate of the Company. The term “enterprise” includes any employee benefit plan of the Company, its subsidiaries, affiliates, and predecessor corporations.

1.2 Company. For purposes of this Agreement, the “Company” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or an officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or an officer of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this Agreement with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

1.3 Expenses. For the purposes of this Agreement, “expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, or appeal of a proceeding or establishing or enforcing a right to indemnification or advancement of expenses under this Agreement, Section [   ] or otherwise; provided, however, that expenses shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

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1.4 Fines. For purposes of this Agreement, references to “fines” includes any excise taxes assessed on a person with respect to any employee benefit plan.

1.5 Liabilities. For purposes of this Agreement, “liabilities” means judgments, fines, ERISA execute taxes or penalties, and amounts paid in settlement in connection with a proceeding.

1.6 Other Enterprises. For purposes of this Agreement, “other enterprises” includes employee benefit plans.

1.7 Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, administrative, or investigative.

1.8 Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more of its subsidiaries, or by one or more of the Company’s subsidiaries.

1.9 Serving at the Request of the Company. For purposes of this Agreement, “serving at the request of the Company” includes any service as a director or an officer of the Company that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at the will of the Company (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves as an agent of the Company, faithfully and to the best of his ability, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the charter documents of the Company or any subsidiary of the Company; provided, however, that the Indemnitee may at any time and for any reason resign from such position (subject to any contractual obligation that the Indemnitee may have assumed apart from this Agreement), and the Company and any subsidiary shall have no obligation under this Agreement to continue the Indemnitee in any such position.

3. Directors’ and Officers’ Insurance. The Company shall, to the extent that the Board determines it to be economically reasonable, maintain a policy of directors’ and officers’ liability insurance (“D&O Insurance”), on such terms and conditions as may be approved by the Board.

4. Mandatory Indemnification. Subject to Section 9 below, the Company hereby agrees to hold harmless and indemnify the Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. In furtherance of the foregoing indemnification, and without limiting the generality thereof:

4.1 Third-Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (except an action by or in the right of the Company) by reason of the fact that the Indemnitee is or was an agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, against any and all expenses and liabilities of any type whatsoever incurred by the Indemnitee in connection with such proceeding if (a) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful, or (b) the Indemnitee, if a director or an officer of the Company, did not act or fail to act in a manner that constituted a breach of the Indemnitee’s fiduciary duties as a director or an officer or such Indemnitee’s breach of those duties did not involve intentional misconduct, fraud, or a knowing violation of law; and

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4.2 Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was an agent of the Company, or by reason of anything done or not done by the Indemnitee in any such capacity, against any and all expenses and liabilities incurred by the Indemnitee in connection with such proceeding if (a) the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, or (b) the Indemnitee, if a director or an officer of the Company, did not act or fail to act in a manner that constituted a breach of the Indemnitee’s fiduciary duties as a director or an officer or such Indemnitee breach of those duties involved intentional misconduct, fraud, or a knowing violation of law; except that no indemnification under this subsection shall be made in respect of any claim, issue, or matter as to which the Indemnitee shall have been adjudged by a court of competent jurisdiction, after the exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which such proceeding was brought or another court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the Indemnitee is fairly and reasonable entitled to indemnity for such expenses as the court deems proper; and

4.3 Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) to the extent such have been paid to the Indemnitee by D&O Insurance.

4.4 Indemnification for Expenses as a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of the Indemnitee’s status as an agent of the Company, a witness, or is made (or asked) to respond to discovery requests, in any proceeding to which Indemnitee is not a party, the Indemnitee shall be indemnified against all expenses and liabilities of any type whatsoever actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

5. Partial Indemnification and Contribution.

5.1 Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever incurred by the Indemnitee in connection with a proceeding but is not entitled, however, to indemnification for all of the total amount thereof, then the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled to indemnification.

5.2 Contribution. If the Indemnitee is not entitled to the indemnification provided in Section 4 for any reason other than the statutory limitations set forth in the Florida Business Corporation Act, then in respect of proceeding in which the Company is jointly liable with the Indemnitee (or would be if joined in such proceeding), the Company shall contribute to the amount of expenses and liabilities paid or payable by the Indemnitee in such proportion as is appropriate to reflect (a) the relative benefits received by the Company on the one hand and the Indemnitee on the other hand from the transaction from which such proceeding arose and (b) the relative fault of the Company on the one hand and of the Indemnitee on the other hand in connection with the events that resulted in such expenses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the Indemnitee on the other hand shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines, or settlement amounts. The Company agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

6. Mandatory Advancement of Expenses.

6.1 Advancement. Subject to Section 9 below, the Company shall pay as incurred and in advance of the final disposition of a civil or criminal proceeding all expenses incurred by the Indemnitee in connection with defending any such proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company or by reason of anything done or not done by the Indemnitee in any such capacity. The Indemnitee hereby undertakes to promptly repay such amounts advanced only if, and to the extent that, it shall ultimately by determined that the Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Articles of Incorporation or Bylaws of the Company, the Florida Revised Statutes, or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee within thirty (30) days following delivery of a written request therefor by the Indemnitee to the Company.

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6.2 Exception. Notwithstanding the foregoing provisions of this Section 6, the Company shall not be obligated to advance any expenses to the Indemnitee arising from a lawsuit filed directly by the Company against the Indemnitee if an absolute majority of the members of the Board reasonably determines in good faith, within thirty (30) days of the Indemnitee’s request to be advanced expenses, that the facts known to them at the time such determination is made demonstrate clearly and convincingly that the Indemnitee acted in bad faith. If such a determination is made, the Indemnitee may have such decision reviewed in the manner set forth in Section 8.5 hereof, with all references therein to “indemnification” being deemed to refer to “advancement of expenses,” and the burden of proof shall be on the Company to demonstrate clearly and convincingly that, based on the facts known at the time, the Indemnitee acted in bad faith. The Company may not avail itself of this Section 6.2 as to a given lawsuit if, at any time after the occurrence of the activities or omissions that are the primary focus of the lawsuit, the Company has undergone a change in control. For this purpose, a “change in control” shall mean a given person of group of affiliated persons or groups increasing their beneficial ownership interest in the Company by at least twenty (20) percentage points without advance Board approval.

7. Notice and Other Indemnification Procedures.

7.1 Notification. Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

7.2 Insurance. If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7.1 hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such D&O Insurance policies.

7.3 Defense. In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee (which approval shall not be unreasonably withheld), upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (a) the Indemnitee shall have the right to employ the Indemnitee’s own counsel in any such proceeding at the Indemnitee’s expense; (b) the Indemnitee shall have the right to employ the Indemnitee’s own counsel in connection with any such proceeding, at the expense of the Company, if such counsel serves in a review, observer, advice, and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; and (c) if (i) the employment of counsel by the Indemnitee has been previously authorized by the Company, (ii) the Indemnitee shall have reasonably concluded that there may be conflict of interest between the Company and the Indemnitee in the conduct of any such defense, or (iii) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Company.

8. Determination of Right to Indemnification.

8.1 Success on Merits. To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 4.1 or 4.2 of this Agreement or in the defense of any claim, issue, or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by the Indemnitee in connection with the investigation, defense, or appeal of such proceeding, or such claim, issue, or matter, as the case may be.

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8.2 Proof by Company. In the event that Section 8.1 is inapplicable, or does not apply to the entire proceeding, the Company shall nonetheless indemnify the Indemnitee unless the Company shall prove by clear and convincing evidence to a forum listed in Section 8.4 below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

8.3 Termination of Proceeding. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere its equivalent, does not, of itself, create a presumption that a person (a) did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, (b) with respect to any criminal action or proceeding, that the person had reasonable cause to believe that the person’s conduct was unlawful, or (c) the person’s act or failure to act constituted a breach of the person’s fiduciary duties as a director or an officer or the person’s breach of those duties involved intentional misconduct, fraud, or a knowing violation of law.

8.4 Applicable Forums. The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8.2 hereof that the Indemnitee is not entitled to indemnification will be heard from among the following, except that the Indemnitee can select a forum consisting of the stockholders of the Company only with the approval of the Company and, if the Indemnitee is a director or an officer at the time of such determination, the determination shall be made in accordance with (a), (b), (c) or (d) below at the election of the Company:

(a) A majority vote of the directors who are not parties to the proceeding for which indemnification is being sought even though less than a quorum;

(b) By a committee of directors who are not parties to the proceeding for which indemnification is being sought designated by a majority vote of such directors, even though less than a quorum;

(c) If there are no directors who are not parties to the proceeding for which indemnification is sought, or if such directors so direct, by independent legal counsel in a written opinion;

(d) The stockholders of the Company;

(e) A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected; or

(f) A court having jurisdiction of subject matter and the parties.

8.5 Submission. As soon as practicable, and in no event later than thirty (30) days after the forum has been selected pursuant to Section 8.4 above, the Company shall, at its own expense, submit to the selected forum its claim that the Indemnitee is not entitled to indemnification, and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

8.6 Appeals. If the forum selected in accordance with Section 8.4 hereof is not a court, then after the final decision of such forum is rendered, the Company or the Indemnitee shall have the right to apply to a court of California, the court in which the proceeding giving rise to the Indemnitee’s claim for indemnification is or was pending, or any other court of competent jurisdiction, for the purpose of appealing the decision of such forum, provided that such right is executed within sixty (60) days after the final decision of such forum is rendered. If the forum selected in accordance with Section 8.4 hereof is a court, then the rights of the Company or the Indemnitee to appeal any decision of such court shall be governed by the applicable laws and rules governing appeals of the decision of such court.

8.7 Expenses for Interpretation. Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

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9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement in the following circumstances:

9.1 Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings specifically authorized by the Board or brought to establish or enforce a right to indemnification and/or advancement of expenses arising under this Agreement, the charter documents of the Company or any subsidiary, or any statute or law or otherwise, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

9.2 Unauthorized Settlements. To indemnify the Indemnitee hereunder for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld; or

9.3 Securities Law Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state, or local statutory law; or

9.4 Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the mater shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitee have been advised that the Securities and Exchange Commission takes the position that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication.

10. Non-Exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights that the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in the Indemnitee’s official capacity and to action in another capacity while occupying the Indemnitee’s position as an agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors, and administrators of the Indemnitee.

11. General Provisions.

11.1 Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of expenses to the Indemnitee to the fullest extent now or hereafter permitted by law, except as expressly limited herein.

11.2 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever, then: (a) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, or unenforceable that are not themselves invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable and to give effect to Section 11.1 hereof.

11.3 Modification and Waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

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11.4 Subrogation. In the event of full payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary or desirable to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, which shall together constitute one agreement.

11.6 Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or an officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

11.7 Notice. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given if (a) delivered by hand and receipted for by the party addressee, or (b) mailed by certified or registered mail, with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement or as subsequently modified by written notice.

11.8 Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Florida, as applied to contracts between Florida residents entered into and to be performed entirely within Florida.

11.9 Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Florida for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

11.10 Attorneys’ Fees. In the event Indemnitee is required to bring any action to enforce rights under this Agreement (including, without limitation, the expenses of any proceeding described in Section 4), the Indemnitee shall be entitled to all reasonable fees and expenses in bringing and pursuing such action, unless a court of competent jurisdiction finds each of the material claims of the Indemnitee in any such action was frivolous and not made in good faith.

IN WITNESS WHEREOF, the parties hereto have entered into this Indemnification Agreement effective as of the date first written above.

PEREGRINE INDUSTRIES, INC.	INDEMNITEE:

By:

Name:

Title:

PEREGRINE, INC., MACE CORPORATION SHARE EXCHANGE & MERGER AGREEMENT

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SCHEDULE 1.05 Changes in Directors/Officers

Resignations of MACE

Officers:

1.	Miaohong Hanson – President, Chief Executive Officer
2.	John Hanson – Chief Financial Officer
3.	Lili Fan – Treasurer and Secretary

Directors:

1.	Miaohong Hanson
2.	Donghai Shi
3.	John Hanson
4.	Ronaldo Panida

Appointments

Officer and Directors of MACE Merger Sub:

1.	Miaohong Hanson – Sole Officer and Director

Officers and Directors of PGID:

1.	Miaohong Hanson – President and Chief Executive Officer
2.	Dong Hai Shi – Executive Vice President
3.	Ting Wang – CFO and Treasurer
4.	Lili Fan – Secretary
5.	Ronaldo Panida – Director
6.	Daniel Slater – Director
7.	Jeff Rorick – Director

PEREGRINE, INC., MACE CORPORATION SHARE EXCHANGE & MERGER AGREEMENT

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Schedule 2.01(c) Company Capital Stock

Authorized:

Issued and outstanding:

(MACE SHAREHOLDERS) – 1,000,000,000 Common Shares (as per the Corporate Shareholder List)

Schedule 2.01(m) Company Intellectual Property and Product Molds

Mace Corporation Patent Number List (United States)
DOCKET NO. :	PATENT NAME	SERIAL NO./DATE FILED	ISSUE DATE	STATUS
2747P4005DES	BABY BOTTLE	29/558,679 : 03/21/2016	6/20/2018	ISSUED
2747P4006DES	COLLAR FOR A BABY BOTTLE	29/558,680 : 03/21/2016	4/18/2018	ISSUED
2747P4007DES	CAP FOR A BABY BOTTLE	29/558,681 : 03/21/2016	11/20/2018	ISSUED
2747P4025DES	CARRIER FOR BABY BOTTLES	29/560,217 :04/04/2016	6/14/2017	ISSUED
2747P4026CIP2	BOTTLE HOLDING SYSTEM AND CONFIGURATIONS THEREOF	15/426,889 : 02/07/2017	5/5/2020	MAINTENANCE FEES DUE: 2023, 2027, 2031
2747P4034DES	BABY BIB	29/561,376 : 04/15/2016	11/1/2017	ISSUED
2747P4035DES	HOLIDAY CALENDAR KEYCHAIN	29/561,482 : 04/15/2016	6/7/2017	ISSUED
2747P4066DES	BABY BOTTLES	29/573,097 : 08/02/2016		NOA due 6/25/21
2747P4069DES	BABY BOTTLE NIPPLE	29/573,337 : 08/04/201	4/16/2019	ISSUED
2747P4070DES	CAP FOR A BABY BOTTLE	29/574,225 : 08/12/2016	6/7/2017	ISSUED
2747P4077DES	HANGER HAVING MULTIPLE HANGING ARMS	29/577,012 : 09/08/2016	1/2/2018	ISSUED
2747P4122DES	PILLOW BED FOR AN INFANT	29/587,069 : 12/09/2016	2/13/2018	ISSUED
274794241	BABY BOTTLE NIPPLE AND METHOD OF FORMING OPENING THEREIN	15/581,241 FILED: 04/28/2017		Final OA Due 04/14/2021 (No later than 07/14/2021)
2747P4290DES	BABY BOTTLE NIPPLE	29/632,959 FILED: 01/11/2018	10/1/2019	ISSUED
2747P4305	DEVICE AND METHOD FOR FORMING AN OPENING IN A BABY BOTTLE NIPPLE	15/986,644 : 05/22/2018		MAINTENANCE FEES DUE: 2024, 2028, 2032

PEREGRINE, INC., MACE CORPORATION SHARE EXCHANGE & MERGER AGREEMENT

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Mace Corporation Trademarks

DOCKET NO.:	TITLE	SERIALNO./FILED	ISSUE DATE
2747T3381	aMACEing	87/229,730:11/08/2016	8/21/2018
2747T3392	MC DESIGN	87/310,531:01/23/2017	11/21/2017
2747T3412	MACE CORP (W/BEAR DESIGN)	87/229,610:11/08/2016	11/21/2017
2747T3424	M.A.C.E	87/527,203:7/13/2017	7/9/2019
2747T3481	aMACEing Zero Leak	87/908,532:5/4/2018	7/9/2019

Mace Corporation Patents (Foreign)
P4026CIP2: Bottle Holding System And Configurations Thereof
DOCKET NO.:	SERIAL NO./DATE FILED	STATUS
China		Accepted
2747P4026CIP2_EU	EP17181809.9 FILED: 07/18/2017	Annual Renewal Fee due July 31, 2021
2747P4026CIP2_JP	JAPAN APPLICATION NO.: 2017-149291 FILED: 08/01/2017	Examination fee paid October 9th, 2020
2747P4026CIP2_KR	KOREA APPLICATION NO.: 10-2017-0085712 FILED: 07/06/2017	Examination filed 7/1/2020
2747P4026CIP2_MAL	MALAYSIA APPLICATION NO.: PI 2017000901 FILED: 06/14/2017	Request for Modified Substantive Examination : JUNE 15th, 2022
2747P4026CIP2_MX	MEXICO APPLICATION NO.: MX/A/2017/009896 FILED: 07/31/2017	PENDING
2747P4026CIP2_NZ	NZ APPLICATION NO.: 738969 FILED: 01/08/2018	PENDING
2747P4026CIP2_PH	PH APPLICATION NO.: 1-2017-000149 FILED: 05/05/2017	Response filed to OA 11/20/2020
2747P4026CIP2_RU	RUSSIA APPLICATION NO.: 2017119210 FILED: 06/08/2017	Renewal fee due by June 1st, 2021
2747P4026CIP2_THAI	THAI APPLICATION NO.: 1701004296 FILED: 08/01/2017	Examination Due Date February 21,2024
2747P4026CIP2_VN	VIETNAM APPLICATION NO.: 1/2017/02830 FILED: 07/24/2017	Grant Fees Paid 04/23/2021

P4241: Baby Bottle Nipple And Method Therein
DOCKET NO.:	APP. NO./DATE FILED	STATUS
2747P4241_AU	AU APPLICATION NO.: 2018200189 FILED: 01/10/2018	PENDING
2747P4241_EU	EU APPLICATION NO: 18158919.3 FILED: 02/27/2018	Response to OA filed 03/03/2021 Annuity due 02/28/2022
2747P4241_KR	KOREA APPLICATION NO.: 10-2018-0008666 FILED: 01/24/2018	Examination request filed 01/21/2021
2747P4241_MAL	MALAYSIA APPLICATION NO.: 2018000116 FILED: 01/26/2018	Substantive Examination : April 26th, 2023
2747P4241_MX	MX App No.: MX/A/2018/005426 Filed: 04/27/2018	PENDING
2747P4241_NZ	NZ APPLICATION NO.: 738969 FILED: 01/08/2018	PENDING
2747P4241_PH	PH APPLICATION NO.: 1-2018-000027 FILED: 01/29/2018	PENDING
2747P4241_SING	SINGAPORE APPLICATION NO.: 1020180041W FILED: 01/31/2018	Examination due October 28, 2021
2747P4241_THAI	THAI APPLICATION NO: 1801002320 FILED ON: 04/19/2018	Examination due February 21, 2024
2747P4241_TK	TK APPLICATION NO: 2018/04504 FILED ON :03/30/2018	PENDING
2747P4241_TW	Taiwan App. No.: 107100645 Filed on: 01/08/2018	Examination due February 21, 2024 - Estimated cost $1200.00
2747P4241_VN	VN APPLICATION NO: 1-2018-01829 FILED ON: 04/27/2018	Filed Examination 10/21/2020

PEREGRINE, INC., MACE CORPORATION SHARE EXCHANGE & MERGER AGREEMENT

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Item No.	Mold/Equipment No.	Name of Mold/Equipment	Description	Qty.
1	TYM-W4040	Silicone Nipple Slitting Fixture/智能化控制色浆比例的直压式注胶液态硅胶注射成型机	卧式120吨伺服硅胶直射成型机	1
2	V1.0	Colorant pump/液体硅胶注射成型机控制系统		1
3	379A	Bottle holder wall/侧板	2 cavity molds, made of FDA approved ABS plastic.	1
4	380A	Bottle holder arch/弯管	4 cavity molds 2+2, made of FDA approved ABS plastic.	1
5	381A	Bottle holder feet/熊掌	4 cavity molds, FDA approved Rubber feet.	1
6	382A	Bottle holder support/介子	4 cavity molds, FDA approved Rubber support.	1
7	383A	Bottle holder Screw/固定螺丝	2 cavity molds, FDA approved Nylon Screw.	1
8	384	Bottle holder Clamp/夹子	1 cavity mold, FDA approved Nylon Clamp.	1
9	385A	Bottle holder insert/堵头	8 cavity molds, FDA approved Rubber insert.	1
10	388A	Holiday Minder/大相框	16 inch Holiday Minder molding	1
11	389A	Birthday Minder/小相框	10 inch Birthday Minder molding	1
12	391A	Filler Piece/垫片	Filler piece for clamp molding	1
13	396A	Clamp/爪子	70% silicone clamp molding	1
14	392A	Female Screw/螺母	ABS screw molding	1
15	17101B	Bottle holder wall/侧板	2 cavity molds, made of FDA approved ABS plastic.	1
16	17100B	Bottle holder arch/弯管	4 cavity molds 2+2, made of FDA approved ABS plastic.	1
17	A001	Nipple/奶嘴	4 cavity mold for FDA approved baby bottle silicone nipple, upgrade version from the first one.	2
18	A54	Lock/拧盖	4 cavity injection mold for baby bottle lock.	1
19	A53	Cap/盖帽	4 cavity injection mold for baby bottle cap.	1
20	A55	Bottle Holder Assemble Tool/架子安装	8 cavity mold, made of FDA approved ABS plastic.	1
21	A01	Nipple Slitting fixture/奶嘴切割装置	Nipple Slitting Fixture.	2
22	MC050918_1	Nipple Slitting fixture/奶嘴切割装置	Nipple Slitting Fixture.	1
23	180701-01	Nipple/奶嘴	8 cavity mold for FDA approved baby bottle silicone nipple, upgrade version from the first one.	1
24	MC111219_2	Nipple/奶嘴	4 cavity mold for FDA approved baby bottle silicone nipple, upgrade version from the first one.	1
25	MC112320	Nipple Slitting fixture/奶嘴切割装置	Nipple Slitting Fixture.	1
26	MC080816-2	Baby Nipple(外协)	4 cavity mold for FDA approved baby bottle silicone nipple	1
27	38996	Auxiliary parts	Proof of concept	1
28	39544	Auxiliary parts	Upon approval of proof of concept	1
29	MC22417	Nipple Slitting Fixture	Nipple slitting tool	1
30	MC062617	Nipple Slitting Fixture	Nipple slitting tool	1
31	MC071316-1 Rev.2	4 inch bottle	4 cavity blow mold	1
32	MC071316-1 Rev.2	6 inch bottle	4 cavity blow mold	1
33	386A	Bottle cap	4 cavity injection mold for baby bottle cap.	1
34	387A	Bottle lock	4 cavity injection mold for baby bottle collar	1

PEREGRINE, INC., MACE CORPORATION SHARE EXCHANGE & MERGER AGREEMENT

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